UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) off The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2014

YANEX GROUP, INC.

(Exact name of registrant as specified in charter)

Nevada	333-175146	99-0363803
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Hooft Graaflandstraat 21, VM Utrecht, Netherland	3525
(Address of principal executive offices)	(Zip Code)

0031633046823

Registrant’s telephone number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.01.  Changes in Control of Registrant.

On July 3, 2014, a change in control of Yanex Group, Inc. (the "Company") occurred when Zouk Ventures Ltd. (“Zouk”) sold all of its 2,578,000 common shares in a private share purchase transaction to Kilo Holdings Ltd. (“Kilo”).  Zouk sold its shares to Kilo for cash consideration of $25,780.

To the knowledge of the Company, there are no arrangements, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a further change in control of the Company.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On July 24, 2014, the majority shareholder of the Company voted to remove its sole officer and director Gustavo G. Sune from all of his positions with the Company, including President, CEO, Principal Executive Officer, Treasurer, CFO, Principal Accounting Officer, Secretary, Treasurer and as Director.

Mr. Sune has confirmed that his removal was not due to any disagreement with the Company on any matter relating to its operations, policies or practices.

On July 24, 2014, the majority shareholder appointed Leonardo Correa Rodriguez.as its new President, CEO, Principal Executive Officer, Treasurer, CFO, Principal Accounting Officer, Secretary, Treasurer and as Director.

Mr. Rodriguez is a licensed attorney based in Bogota Colombia.  Mr. Rodriguez is a specialist in tax and business law and holds a law degree from the Autonomous University of Bucaramanga, in Bucaramanga, Colombia.  He also holds a Masters in Accounting from Jorge Tadeo Lozano University, in Bogota Colombia.

From June 2008 to the present Mr. Rodriguez has been a practicing attorney at the firm Alida Consultants SA, based in Bogota Colombia.

Mr. Rodriguez will serve as our Director and officer until his duly elected successor is appointed or he resigns.  There are no arrangements or understandings between Mr. Rodriguez and any other person pursuant to which he was selected as an officer or director.  There are no family relationship between Mr. Rodriguez and any of our officers or directors.  Mr. Rodriguez has not held any other directorships in a company with a class of securities registered pursuant to section 12 of the Exchange Act or subject to the requirements of section 15(d) of such Act or any company registered as an investment company under the Investment Company Act of 1940.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

YANEX GROUP, INC.

Date: August 15, 2014	By:	/s/ Leonardo Correa Rodriguez.
Leonardo Correa Rodriguez., President